SOLD! Yayoi Kusama | 13.4% Annualized Net Return

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Masterworks <support@masterworks.com>
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Fri, Aug 18, 5:53 PM (3 days ago)

MASTERWORKS


SOLD:
Yayoi Kusama
MASTERWORKS

We are pleased to report that we have sold Masterworks 038 by Yayoi Kusama. The work was brought to auction at Christie's New York in May 2023, resulting in a sale for $4,500,000 and a **13.4% annualized return**[1] (net of all costs and fees) to investors from the initial offering.This is our 16th exit to date and our second exit from the legendary artist, Yayoi Kusama.

$4,500,000

Masterworks Sale

+13.4%[1]

Annualized Return (net of all costs and fees)

Kusama Exits to Date

Masterworks has **exited 2 offerings** from Kusama with Annualized Returns (net of all costs and fees) of 13.4%[1] and 17.6%, to investors from the initial offering.


13.4% IRR¹
801 Days Held


17.6% IRR²
1067 Days Held

Our Newest Pumpkin — Launching Now



Current Offering:

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Why We Have Conviction in Kusama's Market

As of June 20, 2023, Kusama's Sharpe Ratio is **over double** that of the S&P 500 as well as the entire Art Market, and among the highest of any artist we track at Masterworks.[3]


0.49
S&P 500
0.52
All Art
▲1.33
Kusama's Market

According to ArtPrice.com, Kusama's 2022 auction turnover was just shy of $200 million, **making her the top selling female artist ever**.


CHRISTIE'S
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YAYOI
KUSAMA
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CHRISTIE'S
CHRISTIE'S

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1. "Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A shares, calculated from the final closing date of the offering on 6/8/2021 to the date the sale was consummated on 8/18/2023. IRR is shown net of Class A shares issued in respect of administrative services fees and Class B shares profit share.For more information about art as an investment and risk factors, please see masterworks.com/about/disclosure

2. "Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A ordinary shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.33. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

All-Art: Reflects the average of the annual returns across the time period relative to the selected artist market minus the risk-free rate, divided by the volatility (as measured by standard deviation) of those returns. The Masterworks Repeat-Sale Pair Index of All Art is calculated using Standard Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

S&P: Reflects the average of the annual returns across the time period relative to the selected artist market minus the risk-free rate divided by the volatility (as measured by standard deviation) of those returns.